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                                                                 Exhibit 2.03

                               PURCHASE AGREEMENT


                           MIG REIT/ANNEN WOODS, INC.


                                       AND


                      ASSOCIATED ESTATES REALTY CORPORATION


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                                TABLE OF CONTENTS
                                                                         Page
                                                                         ----

PURCHASE AGREEMENT........................................................  1
         1.       Agreement to Buy and Sell...............................  2
         2.       Liabilities.............................................  3
         3.       Consideration and Payment/Earnest Money.................  4
         4.       Representations and Warranties of Seller................  7
         5.       Representations and Warranties of Buyer.................  9
         6.       Seller's Covenants...................................... 11
         7.       Title and Possession of the Property.................... 13
         8.       Conditions to Closing................................... 16
         9.       Deliveries.............................................. 18
         10.      Due Diligence Period.................................... 20
         11.      Closing Date............................................ 23
         12.      Prorations and Closing Costs............................ 24
         13.      Fire or Other Casualty.................................. 27
         14.      Condemnation and Eminent Domain......................... 27
         15.      Indemnification......................................... 28
         16.      Miscellaneous........................................... 30



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EXHIBIT A         -        LEGAL DESCRIPTION

EXHIBIT A-1       -        PORTFOLIO PROPERTIES

EXHIBIT B         -        LIST OF PERSONAL PROPERTY

EXHIBIT C         -        ASSIGNMENT AND ASSUMPTION OF LEASES AND CLOSING
                           AGREEMENT

EXHIBIT D         -        CERTIFICATE OF SELLER REGARDING PROJECT CONTRACTS
                           AND PERSONAL PROPERTY LEASES

EXHIBIT E         -        LETTER REGARDING BOOKS AND RECORDS

EXHIBIT F         -        SELLER'S CERTIFICATE

EXHIBIT G         -        BUYER'S CERTIFICATE

EXHIBIT H         -        DESCRIPTION OF TRANSACTION

EXHIBIT I         -        INVESTMENT REPRESENTATION LETTER

EXHIBIT J         -        REGISTRATION RIGHTS AGREEMENT

EXHIBIT K         -        APPROVED DUE DILIGENCE MATERIALS

                                      -ii-

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                               PURCHASE AGREEMENT


                  THIS PURCHASE AGREEMENT (this "Agreement") made as of the _____ day of January, 1998, by and between MIG REIT/ANNEN WOODS, INC., a Maryland corporation, ("Seller") and ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation ("Buyer"),


                              W I T N E S S E T H:


                  WHEREAS, Seller is the fee owner of that certain parcel of real property on which a 132-unit apartment complex known as Annen Woods located in Baltimore, Maryland; which real property is more fully described on EXHIBIT A attached hereto and made a part hereof, together with all buildings, fixtures and other improvements located thereon and therein and including all appurtenant rights and easements relating thereto (the "Project");
                  WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller's right, title and interest in and to the Project and the other property of Seller described herein, for the purchase price, on the terms and subject to the conditions set forth herein;
                  WHEREAS, certain other persons, directly or indirectly affiliated with Seller (collectively, "Other Owners") are the respective owners of the apartment projects set forth on EXHIBIT A-1 attached hereto and made a part hereof, which properties are the subject of purchase agreements of even date herewith between Buyer and the Other Owners, respectively (the "Portfolio Purchase Agreements").
                  NOW, THEREFORE, for good and valuable consideration received to the full

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satisfaction of each of them, the parties agree as follows:
                  1. AGREEMENT TO BUY AND SELL. Upon the terms and subject to the conditions set forth herein, Seller agrees to sell and convey to Buyer at the Closing (as hereinafter defined), and Buyer agrees to buy and take from Seller at the Closing, all of Seller's right, title, estate and interest in and to the following (hereinafter collectively referred to as the "Property"):
                  (a) the Project and all rights, privileges, easements and appurtenances appertaining thereto, including, without limitation, all mineral and water rights, rights of way, easements, licenses or other arrangements with respect to properties adjacent thereto;
                  (b) all appliances, fixtures, plumbing, incinerators, lighting equipment, radiators, furnaces, boilers, hot water heaters, water systems and air-conditioning equipment owned by Seller and located on or in the Project or attached thereto;
                  (c) all furnishings, furniture, equipment, supplies and other personal property owned by Seller, used or usable in connection with the Project and located on or in the Project, including, without limitation, the personal property listed on EXHIBIT B attached hereto and made a part hereof (the "Personal Property");
                  (d) all licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body, if any, issued to or held by Seller and related to the ownership or operation of the Project, to the extent transferable (the "Permits");
                  (e) all leases, written or oral, and tenancies with tenants with respect to all or any portion of the Project (the "Tenant Leases");
                  (f) prepaid rentals under Tenant Leases, if any, and any other miscellaneous deposits and prepaid expenses related to the ownership or operation of the Project

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         (collectively, the "Deposits");
                  (g) all leases of equipment (if any), vehicles and other tangible personal property used by Seller in connection with the ownership and operation of the Project, to the extent such leases are transferable (the "Personal Property Leases");
                  (h) all maintenance and service contracts, supply contracts (to the extent Buyer elects to assume them) and other agreements, contracts and contract rights relating to the ownership or operation of the Property, or any part thereof to the extent such contracts, agreements and rights are transferable (the "Project Contracts");
                  (i) all guaranties, warranties and other intangible rights pertaining to the Property, or any part thereof including, without limitation, all guaranties and warranties relating to the construction of the Project including all rights under architects and construction contracts (the "Intangible Rights");
                  (j) all books of account, customer lists, files, papers and records relating to the Project;
                  (k) the right to use the name "Annen Woods" or "Annen Woods Apartments" and derivations thereof.
                  2. LIABILITIES. Buyer shall not, by execution and delivery of this Agreement, its purchase of the Property or otherwise, be deemed to have assumed or otherwise become responsible for any liability or obligation of any nature of Seller, whether relating to Seller's business or any of Seller's assets, operations, businesses or activities, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, and whether arising out of occurrences prior to, at or after the Closing, except as provided hereinbelow.
                  3. CONSIDERATION AND PAYMENT/EARNEST MONEY. The total consideration for

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the Property will be the following, payable by Buyer to Seller as follows:
                  (a) Buyer shall deliver to Seller or Seller's designee a number of common shares, without par value, of Buyer ("Common Shares") issued to Seller (or its designee) computed as follows:

                  (i) if the Closing Share Price is greater than or equal to 106% of the Average Share Price, the number of Common Shares to be issued and delivered shall be equal to ninety nine percent (99%) of the Appraised Value of the Property multiplied by 1.06 and divided by the Closing Share Price;

                  (ii) if the Closing Share Price is less than or equal to the Average Share Price, the number of Common Shares to be issued and delivered shall be equal to ninety nine percent (99%) of the Appraised Value of the Property divided by the Closing Share Price; or

                  (iii)             if the Closing Share Price is
                                    greater than the Average Share Price
                                    but less than 106% of the Average
                                    Share Price, the number of Common
                                    Shares to be issued shall be equal
                                    to ninety nine percent (99%) of the
                                    Appraised Value of the Property
                                    divided by the Average Share Price.
         (b) One percent (1%) of the Appraised Value deposited in escrow by Buyer on or before the Closing Date (defined below) in immediately available funds (the "Cash Payment").
                  For purposes of this Agreement:
         (A) Appraised Value shall mean an amount equal to Nine Million One Hundred Thousand Dollars ($9,100,000).
         (B) Average Share Price shall mean the average of the closing prices on the New York Stock Exchange of the Common Shares for the twenty (20) Trading Days immediately preceding the date hereof.
         (C) Closing Share Price shall mean the average closing prices on the New York Stock Exchange of the Common Shares for the twenty (20) Trading Days immediately preceding the Closing Date.
         (D) Trading Days shall mean each day that Common Shares are traded on the New York

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Stock Exchange. No certificates for fractional Common Shares shall be issued or delivered in connection with the transaction contemplated by this Agreement. To the extent that a fractional Common Share would otherwise have been deliverable under the formula set out in the preceding portion of this
Section 3(a), Seller shall be entitled to receive a cash payment therefor in an amount equal to the value (determined with reference to the closing price of Common Shares as reported on the New York Stock Exchange Composite Tape on the last full Trading Day immediately prior to the Closing Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration

                  Within five (5) business days following the execution of this Agreement, Buyer shall open an escrow account (the "Earnest Money Escrow") with First American Title Insurance Company, Troy, Michigan Office, Commercial Advantage Division (the "Title Company") and deposit the sum of One Hundred Thousand Dollars ($100,000) (the "Earnest Money Deposit") therein. Buyer shall notify Seller of the opening, the deposit, the number of the escrow, and the employee or employees of the Title Company in charge of the escrow. Each party shall execute such documentation governing the Earnest Money Escrow that reflects the relevant provisions of this Agreement and as may otherwise be required by the escrow agent, including reasonable standard form escrow conditions. The Earnest Money Deposit shall be deposited in an interest bearing account as instructed by Buyer and any interest earned shall be added to the Earnest Money Deposit. In the event that the parties proceed to the Closing, then the Earnest Money Deposit, together with all interest earned thereon, shall be applied towards the Cash Payment. Except as otherwise expressly set forth in
Section 11 of this Agreement, upon the termination of this Agreement, the Earnest Money Deposit, together with all interest earned thereon, shall be returned

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by the Title Company to Buyer. Seller acknowledges that it has disclosed to
Buyer any legal conditions or requirements, imposed by law or contract upon its interest in such Earnest Money Escrow by the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or relevant state law, and Seller assumes all responsibility for ensuring the written provisions of the agreement governing such Earnest Money Escrow complies with any such requirements as they apply to Seller; provided, that Buyer (or its nominee) shall comply with any requirements identified to Buyer by Seller in writing, so long as identified prior to Buyer's establishing said Earnest Money Escrow.
                  4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:
                  (a) Seller is, and will be at the Closing, a corporation duly organized and validly existing under the laws of the State of Maryland with the power and authority to execute this Agreement and sell the Property on the terms herein set forth. Seller, is duly authorized to so act, and all requisite action has been taken by Seller to authorize the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby.
                  (b) Seller has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, without the consent or authorization of, or notice to, any third party, except those third parties to whom such consents or authorizations have been or will be obtained, or to whom notices have been or will be given, prior to the Closing. This Agreement constitutes, and the other documents and instruments to be delivered by Seller pursuant hereto when delivered will constitute, the legal, valid and binding obligations of Seller, enforceable

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         against Seller in accordance with their respective terms.
                  (c) To Seller's Knowledge, there is no litigation, proceeding or action pending against Seller or the Property which questions the validity of this Agreement or any action taken or to be taken by Seller pursuant hereto.
                  (d) To Seller's Knowledge, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, in any material respect, constitute a violation of or be in conflict with or constitute a default under any term or provision of any material agreement to which Seller is a party, subject to the obtaining of any required consents or authorizations of, or notices to third parties from whom such consents or authorizations will be obtained or to whom notices will be given prior to Closing.
                  (e) Seller has no Actual Knowledge of any material unresolved litigation adversely affecting the Property or any notice, document or writing threatening or disclosing material litigation, material zoning or building code violations or material environmental law violations at the Property which have not been disclosed to Buyer.
                  (f) To Seller's Knowledge: there has been no material adverse financial change from that shown in Seller's most recent financial statements delivered or made available to Buyer by Seller pursuant to
         Section 10 hereof.
                  (g) The decision to enter into this Agreement has been approved by the Board of Directors of Seller and by a vote of the shareholders in accordance with applicable state law. Each such shareholder has been advised that (A) as a result of MIGRA's entering into the Merger Agreement (as defined in Section 11 hereof), the business operations of MIGRA and Buyer or Buyer's parent will be combined

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         and such Merger Agreement contemplates the sale of property pursuant to this Agreement; and (B) said Merger Agreement, if consummated, would cause MIGRA's shareholders to become substantial shareholders in Buyer or Buyer's parent and its affiliated entities, and cause certain officers and directors of MIGRA to become officers and directors of Buyer or Buyer's parent and its affiliates. Each such shareholder has been provided the opportunity to ask questions and receive from MIGRA information regarding the Property, the consideration to be paid therefore, and MIGRA's interest in the transactions contemplated by this Agreement, to the extent such information is in the possession of MIGRA or may be obtained without unreasonable expense.
                  Notwithstanding any due diligence, investigation or analysis performed by Buyer, the representations and warranties made in this Agreement by Seller shall have the same force and effect as if Buyer undertook no due diligence, investigation or analysis and Seller hereby acknowledges and agrees that the representations and warranties made in this Agreement by Seller shall be unaffected by any such due diligence, investigation or analysis; provided, however, that Buyer shall not be entitled to recover on any representation or warranty set forth in this Agreement if Buyer's due diligence made Buyer actually aware, prior to Closing, of any condition of, concerning or relating to the Property which is contrary to those representations and warranties, but no such knowledge shall affect the rights of Buyer to decline to close hereunder if any of the Closing conditions under Section 8(a) hereof are not satisfied.
                  Except to the extent of any matters disclosed by Seller on the attachment to EXHIBIT F hereof that will be delivered by Seller to Buyer at Closing, and subject to the provisions of the preceding paragraph (without affecting the rights of Buyer to decline to close hereunder if any of

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the Closing conditions under Section 8(a) hereof are not satisfied), all of the representations and warranties set forth in this Section 4 shall be deemed renewed by Seller on the Closing Date as if made at such time and shall survive the Closing of the transactions contemplated hereby for a period of one (1) year; provided, that the representations and warranties contained in Subsection 4(g) shall survive the Closing of the transactions contemplated hereby for a period of six (6) years.
                  5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:
                  (a) Buyer has all necessary power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, without the consent or authorization of, or notice to, any third party, except those third parties to whom such consents or authorizations have been or will be obtained, or to whom notices have been or will be given, prior to the Closing. This Agreement constitutes, and the other documents and instruments to be delivered by Buyer pursuant hereto when delivered will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.
                  (b) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, in any material respect, constitute a violation of or be in conflict with or constitute a default under any term or provision of any agreement, instrument or lease to which Buyer is a party.
                  (c) To the best of Buyer's knowledge, there is no litigation, proceeding or action pending or threatened against or relating to Buyer which might materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or which questions the validity of this Agreement or any action taken or to be taken by Buyer pursuant hereto.

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                  (d) Buyer has qualified to be taxed as a real estate
         investment trust pursuant to Section 856 through 860 of the Internal Revenue Code, for each of its taxable years ended December 31, 1993 through December 31, 1996, and the Buyer expects to so qualify for the fiscal year ending December 31, 1997.
                  All of the representations and warranties set forth in this
Section 5 shall be deemed renewed by Buyer on the Closing Date as if made at such time and shall survive the closing of the transactions contemplated hereby for a period of one (1) year.
                  6. SELLER'S COVENANTS. On and after the date hereof through the Closing, except as otherwise consented to or approved by Buyer in writing or required by this Agreement, Seller shall:
                  (a) Operate the Property and conduct or cause to be conducted its business in the regular and ordinary course, including the renewal and extension of Tenant Leases, consistent with past practices, and exercise reasonable efforts to preserve intact the operation of the Property.
                  (b) Maintain and keep the Property in good condition and repair and in substantially the same condition as on the date hereof, with the exception of ordinary wear and tear and damage as a result of a casualty.
                  (c) Except in the ordinary course of business and with respect to items of personal property that are no longer useful and have been replaced with items of equivalent value, not remove, sell, mortgage, pledge or otherwise encumber or dispose of any item of property, without the prior written consent of Buyer, which consent will not unreasonably withheld, delayed or conditioned.

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                  (d) Continue to maintain all insurance on the Property
         covering the risks and in the amounts of coverage in effect on the date hereof.
                  (e) Duly observe and perform all material terms, conditions and requirements of the Tenant Leases, the Project Contracts, the Personal Property Leases, not knowingly do any act or omit to do any act, which will, upon the occurrence thereof or with the passage of time, cause a material breach or material default by Seller under any Tenant Lease, Project Contract or Personal Property Lease and continue to seek judicial and other appropriate relief with respect to any tenant breaches under the Tenant Leases, in accordance with Seller's past practices.
                  (f) Not, without the Buyer's prior written consent which shall not be unreasonably withheld, delayed or conditioned (A) renew, amend or extend any Project Contract or Personal Property Lease or enter into or renew any contract or agreement pertaining to any item of Property unless such contract or agreement can be terminated at will without obligation after the Closing or (B) incur any mortgage indebtedness or other material indebtedness relating to the Property.
                  (g) Not take, agree to take or affirmatively consent to the taking of any action in the conduct of the business of Seller, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any representation of Seller contained herein to be or become materially untrue.
                  (h) Use its reasonable efforts (but without expending any substantial funds or exposing itself to any liability or obligation or risk) to obtain all necessary consents and authorizations of third parties to the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby.

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                  (i) On or before the Closing Date, cause to be terminated any management contract relating to the Property which is not assumed by Buyer consistent with the terms and conditions of the transaction described on EXHIBIT H attached hereto and made a part hereof.
                  (j) On or before the Closing Date, execute and deliver (or cause its designees to execute and deliver) (i) the Investment Representation Letter attached hereto and made a part hereof as EXHIBIT I and (ii) the Registration Rights Agreement attached hereto and made a part hereof as EXHIBIT J.
                  (k) If Seller is an "employee benefit plan" within the meaning of Section (3)(3) of ERISA, whether or not Seller qualifies as a "governmental plan" within Section 3(32) of ERISA, or an entity which holds plan assets within the meaning of 29 CFR ss. 2510.3- 101, then Seller covenants that all discretionary actions of Seller under this Agreement shall be conducted by a fiduciary of Seller which is independent of MIGRA or, in the case of an entity which holds plan assets, pursuant to directions of the investors in such entity who are independent of MIGRA.
                  7. TITLE AND POSSESSION OF THE PROPERTY.
                  (a) It shall be a condition to Buyer's obligation to close hereunder that the Title Company deliver at Closing to Buyer an ALTA owner's policy of title insurance, 1970 Form B, (rev. 10-17-70 and 10-17-84), or other rated form acceptable to Buyer (acting reasonably), with the standard general exceptions deleted (or, with Buyer's reasonable approval, insured over), subject to rights under the Tenant Leases, and with such endorsements as Buyer may reasonably require, including, without limitation, owner's comprehensive, survey, access, tax parcel, utilities and contiguity endorsements (provided

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         that Buyer pay the costs of all such endorsements), in the amount of the total consideration paid by Buyer to Seller for the Property (the "Title Policy") issued by the Title Company, as assurance that upon Closing, the Buyer holds and will hold good, valid and insurable title in fee simple absolute to the Property including all rights, privileges and easements appurtenant to the Property free and clear of all encumbrances whatsoever, except the following (collectively, the "Permitted Exceptions"):
                             (i) zoning ordinances and regulations; provided the
                  same do not interfere with the use of the Property as an apartment complex;

                            (ii) general real estate taxes, which are a lien but
                  are not yet past due or delinquent at the Closing Date;

                            (iii) rights of tenants under Tenant Leases; and

                            (iv) such easements, covenants, conditions,
                  reservations and restrictions of record disclosed in Schedule B of Seller's existing Title Policy (the "Approved Title Report") and other matters disclosed to and approved by Buyer, in writing, unless otherwise waived or deemed waived by Buyer as hereinafter provided.

                  (b) Seller represents, warrants and covenants to Buyer that upon the Closing Date Buyer will have complete possession of the Property, subject only to the interests of the tenants under the Tenant Leases and the other Permitted Exceptions.
                  (c) Buyer shall obtain, as promptly as reasonably practicable after the execution of this Agreement a current commitment issued by the Title Company to issue the Title Policy (the "Title Commitment") which updates the Approved Title Report with copies of all instruments referred to as exceptions or conditions in the Title Commitment that were not set forth in the Approved Title Report, setting forth all real estate taxes and special assessments, the state of record title to the Property and all exceptions to, or

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         encumbrances upon, title to the Property which would appear in the
         Title Policy. Buyer shall have until the end of the Due Diligence Period (as defined in Section 10 of this Agreement) to review such items and to give notice to Seller of such objections as Buyer may have to any matters set forth in the Title Commitment or survey which were not referenced in the Approved Title Report. Seller understands and agrees that prior to the expiration of the Due Diligence Period, Buyer may deliver to Seller an objection letter or objection letters at any time during the Due Diligence Period and Seller agrees that any such delivery or deliveries shall not be construed in any way to limit or restrict Buyer's right to deliver additional objections to Seller at any time during Due Diligence Period. If Buyer timely (i.e during the Due Diligence Period) objects to any special assessments, defects or encumbrances, Seller shall have until the end of the Due Diligence Period to have such exceptions cured, either by the removal of such exceptions or by the procurement of title insurance endorsements or other resolution satisfactory to Buyer providing coverage against loss or damage as a result of such exceptions. If Seller shall not cure such defects or encumbrances to Buyer's satisfaction by the end of the Due Diligence Period, Buyer, at its option, may (i) terminate this Agreement upon written notice of termination to Seller in accordance with Section 10 of this Agreement, in which event neither party shall thereafter have any liability to the other (except as to matters which, under any other provision of this Agreement are expressly stated to survive a termination of this Agreement),

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         and all funds previously paid or deposited by Buyer, including all accrued interest, shall be returned to Buyer, or (ii) waive its objection to the defects or encumbrances and proceed to the Closing in which event all such waived defects or encumbrances shall be deemed to be Permitted Exceptions hereunder. Notwithstanding the above, any defects in the nature of consensual liens affirmatively granted by Seller or non-consensual monetary liens which do not exceed Twenty Five Thousand Dollars ($25,000) in the aggregate that can be released by payment of the underlying obligation shall be removed, bonded or title insured over by Seller and if not so removed, bonded or title insured over by the Closing then the Appraised Value shall be reduced by an amount sufficient to satisfy such obligations. Buyer shall conclusively be deemed to have waived all objections to any title or survey defect, encumbrance or exception reflected or referenced in the Title Commitment or survey as to which Buyer fails to deliver to Seller a written objection by the end of the Due Diligence Period, and all such matters shall thereafter be deemed to be Permitted Exceptions for purposes of this Agreement.
                  8. CONDITIONS TO CLOSING.
                  (a) Subject to the provisions of Sections 13 and 14 and unless expressly waived by Buyer through written notice to Seller, Buyer's obligations under this Agreement are expressly conditioned upon the satisfaction or occurrence of the following conditions:
                           (i) The representations and warranties of Seller set
                  forth in Section 4 shall have been true and correct in all material respects when made and shall be true and correct in all material respects, as of the Closing and Seller shall have complied with

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                  all covenants as set forth in Section 6 herein, and shall have otherwise performed all of its obligations hereunder, in all material respects;

                           (ii) All consents to or authorization of the
                  performance by Seller of its obligations hereunder and the consummation of the transaction contemplated hereby shall have been obtained;

                           (iii) Seller shall have delivered the items required
                  to be delivered to Buyer pursuant to Section 9 and delivered or made available all other items and information required by this Agreement in accordance with the terms of this Agreement;

                           (iv) Buyer shall have notified Seller pursuant to
                  Section 10 herein that Buyer has not discovered a Material Adverse Condition (as defined in Section 10 herein) or Buyer shall be deemed to have so notified Seller;

                           (v) The physical condition of the Property shall not
                  have changed in any material respect from the condition in existence on the last day of the Due Diligence Period (as hereafter defined) and the financial condition of the Property shall not have changed in any material and adverse respect from the condition reflected in the then most current financial statements and other relevant financial materials delivered by Seller to Buyer during the Due Diligence Period (as hereinafter defined);

                           (vi) Unless otherwise expressly instructed through
                  written notice from Buyer to Seller, Seller shall have arranged without any cost or liability to Buyer for the termination effective as of or prior to the Closing, of any management contract of any property manager relating to the Property and shall provide Buyer with written confirmation of such termination on or prior to Closing;

                            (vii) The Title Company shall be ready, willing and
                  able to issue the Title Policy to Buyer in accordance with the provisions of Section 7 hereof;

                           (viii) The transactions described on EXHIBIT H and
                  the closing of the Merger (as that term is defined in the Merger Agreement) and the transactions contemplated by the Portfolio Purchase Agreements shall have closed simultaneously with, or immediately preceding or immediately following the Closing of this transaction; and

                           (ix) Seller (or Seller's designees) shall have
                  executed and delivered the Investment Representation Letter attached hereto as EXHIBIT I and the Registration

                  Rights Agreement attached hereto as EXHIBIT J.

                  (b) Subject to the provisions of Sections 13 and 14 and unless expressly waived by Seller through written notice to Buyer, Seller's obligations under this Agreement are expressly conditioned upon the occurrence of the following events:
                           (i) The representations and warranties of Buyer set
                  forth in Section 5 and 16 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects, as of the Closing and Buyer shall have otherwise performed all of its obligations hereunder, in all material respects;

                           (ii) Buyer shall have delivered the items required to
                  be delivered to Seller pursuant to Section 9(c);

                           (iii) the closing of the Merger (as that term is
                  defined in the Merger Agreement) and the transactions contemplated by the Portfolio Purchase Agreements shall have closed simultaneously with, or immediately preceding or immediately following the Closing of this transaction;

                           (iv) All consents to or authorization of the
                  performance by Buyer of its obligations hereunder and the consummation of the transaction contemplated hereby shall have been obtained; and

                           (v) Buyer shall have executed and delivered the
                  Registration Rights Agreement attached hereto as EXHIBIT J.

                  (c) Since the Portfolio Properties constitute substantially all of the assets of MIG Residential REIT, Inc., a Maryland corporation ("MIG REIT"), through MIG REIT's ownership of all the shares of Seller and the Other Owners, MIG REIT's Board of Directors has a fiduciary obligation to the holders of MIG REIT stock to maximize the current and long term value of their shares in MIG REIT. Accordingly, it is agreed that, notwithstanding anything in this Agreement to the contrary, Seller shall have the right (the "Fiduciary Out") to terminate this Agreement and cancel the Earnest Money Escrow on the following terms and conditions:

                           (i) During the period between the date hereof and the
                  Schedule Closing Date, MIG REIT shall be entitled to provide financial information about the Portfolio Properties to third parties who request such information and sign a confidentiality agreement substantially similar to the one signed by Buyer. The parties intend that this Section 8(c) will provide MIG REIT with an opportunity to sell the Portfolio Properties on the following basis. After the date hereof, MIG REIT shall cease or cause to cease all active marketing of the Portfolio Properties by MIG REIT (or others acting on behalf of MIG REIT) through the use of brokers, financial advisors, advertising or other forms of active solicitation. MIG REIT shall, however, be entitled to respond to inquiries from third parties ("Third Party Buyers") to whom information has been supplied previously, or who may learn of the transaction contemplated in this Agreement through public disclosure thereof.

                           (ii) The Third Party Buyers shall be entitled to make
                  offers (the "Third Party Officers") to purchase all of the Portfolio Properties.

                           (iii) If MIG REIT's Committee of Independent
                  Directors recommends that any Third Party Offer should be presented to MIG REIT's Board of Directors, Seller shall provide Buyer with a complete copy of any Third Party Offer(s) so presented promptly after the Board of Directors has had an opportunity to review same.

                           (iv) If, in the opinion of MIG REIT's Board of
                  Directors, the terms of a Third Party Offer are superior to the transactions contemplated in this Agreement and the Portfolio Purchase Agreements, in that MIG REIT's shareholders would realize more value as a result of the acceptance of such Third Party Offer and, as a result, in the opinion of MIG REIT's legal counsel, MIG REIT's directors would have a fiduciary duty to accept such Third Party Offer, Seller shall have the right to send Buyer a written notice (the "Fiduciary Out Notice") to such effect. Seller's sending the Fiduciary Out Notice to Buyer shall constitute an election by Seller to terminate this Agreement and cancel the Earnest Money Escrow, subject to subsection (v) below.

                           (v) If a Fiduciary Out Notice is sent to Buyer, Buyer
                  shall have the right to elect, by giving Seller written notice thereof within ten (10) business days after such Fiduciary Out Notice is sent to Buyer, to either: (A) do nothing, or
                  (B) propose terms and conditions for Buyer to purchase the Property which are at least as advantageous to Seller as the terms and conditions set forth in such Fiduciary Out Notice, which proposed terms and conditions shall include a total purchase price for all the Portfolio Properties at least equal to the total purchase price proposed by the Third Party Buyer named in such Fiduciary Out Notices, plus $250,000. If Buyer elects to do nothing, Seller shall have no obligation to sell the Property to Buyer, but Buyer shall have the right to be paid the Break-Up Fee (as defined below) on the same contingent basis specified in subsection (vii)(B) below. If Buyer proposes such new terms and conditions which are accepted by Seller, in Seller's role and absolute discretion, the Break-Up Fee shall not be payable to Buyer and the parties shall proceed with and complete the purchase and sale of the Property in accordance therewith. If Buyer elects to do nothing, or if Seller does not accept such new terms and conditions proposed by Buyer, Seller shall give written notice to Buyer and the Title Company that this Agreement is terminated and the Earnest Money Escrow is canceled (the "Termination Notice").

                           (vi) If Seller sends the Termination Notice, the
                  Title Company shall automatically and immediately without further instruction from Seller to Buyer, release the Earnest Money Deposit, plus accrued interest, to Buyer.

                           (vii) If Seller sends the Termination Notice, then
                  Seller shall be obligated to pay to Buyer an all-inclusive fee (the "Break-Up Fee") for the purpose of compensating Buyer for the loss of the opportunity to purchase the Property and reimbursing Buyer for all out-of-pocket costs incurred by Buyer in the course of its due diligence review. The Break-Up Fee shall be three percent (3%) of the Appraised Value and shall be paid to Buyer simultaneously with the delivery of the Termination Notice, by wire transfer of immediately available federal funds.

                  UPON THE SENDING OF THE TERMINATION NOTICE, THIS AGREEMENT SHALL BE TERMINATED AND THE BREAK-UP FEE SHALL BE PAID TO BUYER AS PROVIDED ABOVE AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT BUYER'S ACTUAL DAMAGES AS A RESULT OF A TERMINATION OF THIS AGREEMENT PURSUANT TO THIS SECTION 8(c) WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE BREAK-UP FEE HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF BUYER'S DAMAGES AND AS BUYER'S EXCLUSIVE REMEDY AGAINST SELLER FOR TERMINATING THIS AGREEMENT UNDER THIS SECTION 8(c).

                  9. DELIVERIES.

                  (a) Seller shall execute and deliver to Buyer through an escrow with the Title Company as escrowee, at Closing, a good and sufficient special or limited warranty deed, in customary form acceptable to Buyer (the "Deed"), conveying good and insurable fee simple title to the Project to Buyer, free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions, except the Permitted Exceptions. The Permitted Exceptions shall be specifically, and not categorically, set forth in the Deed as exceptions to title.

                  (b) In addition, Seller shall deliver the following to Buyer at or prior to the Closing:
                           (i) Duly executed resolutions adopted by the Board of
                  Directors of Seller authorizing the execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, in such form as Buyer deems necessary or desirable, in its discretion reasonably exercised;

                           (ii) Documents and instruments, in form and substance
                  acceptable to Buyer (acting reasonably), sufficient to convey, transfer and assign to Buyer the Property (other than the Property conveyed by the Deed), including, without limitation, the Assignment and Assumption of Leases and Closing Agreement substantially in the form of EXHIBIT C attached hereto and made a part hereof and the Certificate Regarding Projects and Personal Property Leases substantially in the form of EXHIBIT D attached hereto and made a part hereof;

                           (iii) Customary confirmation of authorization,
                  organization, valid existence, including legal opinions, as Buyer may reasonably request;

                           (iv) All books, records and files relating to the
                  Property and the Seller's operation of the Property (but Seller may retain copies of all of the foregoing), all of which may alternatively be delivered to Buyer at the Property at or prior to Closing together with a Letter Regarding Books and Records substantially in the form of EXHIBIT E attached hereto and made a part hereof;

                           (v) To the extent customarily issued in the
                  jurisdiction in which the Property is located, originals of all certificates of occupancy (or the jurisdictional equivalent of a certificate of occupancy) for all apartment units on the Property, if available, and if not available, true and correct copies thereof;

                           (vi) The originals of all Tenant Leases, Personal
                  Property Leases, Project Contracts and Permits, together with all amendments and any attachments and supplements thereof, all of which may alternatively be delivered to Buyer at the Property upon or prior to Closing (but Seller may retain copies of all of the foregoing);

                           (vii) A FIRPTA Affidavit duly executed by Seller
                  confirming that Seller is a not a "foreign person" under
                  Section 1445 of the Internal Revenue Code;

                           (viii) Settlement statements agreed to by Buyer and
                  executed by Seller;

                           (ix) Signed escrow instructions, reasonably
                  satisfactory to the Title Company and Buyer, in form and substance sufficient to carry out the Closing;

                           (x) A certificate of Seller in the form of EXHIBIT F
                  attached hereto and made a part hereof;

                           (xi) Unless otherwise expressly instructed through
                  written notice from Buyer to Seller, documentation reasonably acceptable to Buyer confirming the termination of any management agreement relating to the Property;

                           (xii) A rent roll that is certified as true and
                  correct by Seller, to its Actual Knowledge, on the Closing Date, dated as of a date not earlier than three (3) days before the Closing Date;

                           (xiii) Such other documents and instruments as may be
                  required by any other provision of this Agreement or as may reasonably be required to give effect to the terms and intent of this Agreement; and

                           (xiv) a copy of any affidavit required by the Title
                  Company to remove the standard printed exceptions from the Title Policy.

                  (c) Buyer shall issue the Common Shares to or for the benefit of Seller, or Seller's designees (provided that they make the investment intent representations set forth in the Investment Representation Letter) and deliver the Cash Payment through escrow on the Closing Date and shall deliver the following documents to Seller on or before the Closing:

                           (i) Settlement statements agreed to by Seller and
                  executed by Buyer;

                           (ii) Signed escrow instructions, reasonably
                  satisfactory to the Title Company and Seller, in form and substance sufficient to carry out the Closing;

                           (iii) A certificate of Buyer in the form of EXHIBIT G
                  attached hereto and made a part hereof;

                           (iv) Documents and instruments, in form and substance
                  acceptable to Buyer and Seller, pursuant to which Buyer accepts and assumes certain post Closing liabilities and obligations of Assignor concerning the Property, including, without limitation, the Assignment and Assumption of Leases and Closing Agreement substantially in the form of EXHIBIT C attached hereto and made a part hereof and the Certificate Regarding Projects and Personal Property Leases substantially in the form of EXHIBIT D attached hereto and made a part hereof;

                           (v) Duly executed resolutions adopted by the Board of
                  Directors of Buyer authorizing the execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby; and

                           (vi) Such other documents and instruments as may be
                  required by any other provision of this Agreement or as may reasonably be required to give effect to the terms and intent of this Agreement.

                  10. DUE DILIGENCE PERIOD. Buyer acknowledges and agrees that prior to the execution of this Agreement, Buyer has received from Seller or Seller has made available to Buyer true and correct copies of all of the information regarding the Property which is described on EXHIBIT K attached hereto and made a part hereof (the "Approved Due Diligence Materials") and that Buyer has approved the Approved Due Diligence Materials and all information contained therein. For a period of thirty (30) days following execution of this Agreement (the "Due Diligence Period"), Buyer shall be permitted to conduct its own limited inspections of the Property for the sole purposes of updating the Approved Due Diligence Materials, with respect to: (i) obtaining a so-called "Phase I Environmental Assessment" of the Property, (ii) obtaining structural and engineering assessments of the Property, (iii) obtaining the Title Commitment referenced in Section 7 hereof and (iv) updating or upgrading the survey referenced on EXHIBIT K (the "Updated Due Diligence"). Seller shall grant reasonable access to Buyer and its representatives to the Property for the purpose of conducting the Updated Due Diligence. Seller shall have the right to coordinate and accompany Buyer on any of such inspections. Any and all inspections, examinations, analyses and audits deemed necessary by Buyer shall be performed at Buyer's expense and shall not physically damage the Property. Buyer shall promptly and completely repair and restore any and all damage to the Property that may be caused by, or may occur in connection with or as a result of, any inspection, investigation, audit, test or visit to the Property by Buyer, its employees, and authorized agents and consultants. Buyer shall indemnify, protect, defend and hold Seller and its agents, employees and representatives harmless from and against any and all loss, cost, claim, liability, damage or expense (including, without limitation, attorneys' fees and expenses) arising out of physical damages or injuries to persons or property caused by Buyer's inspections, investigations, audits, tests or visits to the Property. Buyer's restoration and indemnification obligations set forth in this Section shall survive the Closing or termination of this Agreement.
                  Without limiting the rights accorded to Buyer pursuant to
Section 8 hereof, at any time during or at the end of the Due Diligence Period, Buyer, in the event that Buyer's Updated Due Diligence discloses any information which is not contained in the Approved Due Diligence Materials and which could reasonably be expected to have a material adverse impact on the value of the Property ("A Material Adverse Condition"), then, Buyer, in Buyer's sole discretion, may terminate this Agreement (by giving notice of such termination to Seller, including Buyer's specific reasons therefor). Buyer shall notify Seller in writing either during or at the end of the Due Diligence Period with respect to whether or not Buyer has discovered any such Material Adverse Condition. If Buyer's written notice to Seller indicates that the Updated Due Diligence has not disclosed a Material Adverse Condition, then the parties shall, subject to the satisfaction of the conditions set forth herein, proceed to the Closing. If Buyer's written notice to Seller indicates that the Updated Due Diligence has disclosed a Material Adverse Condition, then this Agreement shall terminate and the Earnest Money Deposit (including all interest earned thereon) shall be returned to Buyer. Upon termination of this Agreement by Buyer pursuant to this Section 10, neither party shall thereafter be under any further liability to the other, except as to matters which this Agreement expressly states are to survive a termination of this Agreement. Notwithstanding anything to the contrary contained in this Section 10, if Buyer does not notify Seller by the end of the Due

Diligence Period with respect to whether or not the Updated Due Diligence has disclosed a Material Adverse Condition, then Buyer shall be deemed to have notified Seller that the Updated Due Diligence has not disclosed any Material Adverse Condition.
                  11. CLOSING DATE. Unless the parties otherwise agree in writing, the transactions contemplated hereby shall be closed through escrow (the "Closing") on the date that is concurrent with the closing of the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") by and among Buyer, MIG Realty Advisors, Inc. ("MIGRA") and certain shareholders of MIGRA (the "Closing Date"), which Closing Date shall be established through written notice given by Buyer to Seller and shall not be later than ten (10) days after the end of the Due Diligence Period (the "Scheduled Closing Date"). Notwithstanding the foregoing, in the event that Buyer determines that the applicable rules of the New York Stock Exchange require its shareholders approval of the transactions contemplated by the Merger Agreement or this Agreement, then Buyer shall have the right at any time up until the Scheduled Closing Date, upon written notice to Seller, to extend the Scheduled Closing Date in order to permit Buyer to obtain such shareholder approval, to a date which is no later than (i) ninety (90) days after the date of this Agreement, if the Securities and Exchange Commission ("SEC") informs Buyer that it will not provide comments to its proxy statement or (ii) one hundred thirty five days (135) after the date of this Agreement, if the SEC provides comments to its proxy statement. After the expiration of the Due Diligence Period, Buyer shall not have the right to terminate this Agreement except pursuant to the provisions of Sections 8(a), 13 or 14 of this Agreement. IF BUYER SHALL DEFAULT IN ITS OBLIGATIONS TO ACQUIRE THE PROPERTY, THEN SELLER SHALL RECEIVE THE EARNEST MONEY DEPOSIT (INCLUDING ALL INTEREST EARNED THEREON) AS LIQUIDATED DAMAGES AND NEITHER PARTY SHALL THEREAFTER BE UNDER ANY

FURTHER LIABILITY TO THE OTHER, EXCEPT AS EXPRESSLY OTHERWISE PROVIDED IN THIS AGREEMENT WITH RESPECT TO THE PROVISIONS THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT (INCLUDING ALL INTEREST EARNED THEREON) HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.
                  INITIALS:  Seller_________  Buyer __________
                  12. PRORATIONS AND CLOSING COSTS. All prorations, adjustments and final readings shall be made as of 11:59 pm of the day preceding the Closing Date, unless otherwise mutually agreed to by the parties (the "Adjustment Date"), by the Title Company based on information provided by the parties, as follows:
                  (a) Payments under any Project Contracts or Personal Property Leases and fees for any transferable licenses and permits which are assigned to Buyer, shall be prorated.
                  (b) General real estate taxes shall be prorated, using for such purpose the rate and valuation shown on the last available tax duplicate, but subject to further adjustment as provided below. If any real estate taxes prorated at Closing or assessments paid by Seller (as set forth below) are later increased for any reason whatsoever, including, without limitation, the real estate taxes and assessments shown on the later issued actual tax duplicate being greater than those shown on the tax duplicate available at Closing or because of any additions or corrections to the tax duplicate assessed by reason of Buyer's acquisition of the Property, then Seller shall promptly pay all such increases allocable to the period prior to the Closing and Seller shall protect, indemnify, defend, and hold Buyer harmless from and against all such real estate tax and assessment increases, which obligations on the part of the Seller shall survive the Closing. If any real estate taxes prorated at Closing or assessments paid by Seller (as set forth below) are later decreased for any reason whatsoever, including, without limitation, the real estate taxes and assessments shown on the later issued actual tax duplicate being less than those shown on the tax duplicate available at Closing or because of any corrections to the tax duplicate assessed by reason of Buyer's acquisition of the Property or because of any post-Closing reduction in, or refund or rebate of, any taxes relating wholly or in part to a period before the Closing, then Buyer shall promptly pay to Seller the savings allocable to the period prior to the Closing (less any costs incurred by Buyer to any unaffiliated third parties in connection with obtaining the reduction of such tax bill), which obligation shall survive the Closing. Any special assessments that are a lien on the Property as of the date of this Agreement shall be paid by Seller without proration. Any special assessments that become a lien on the Property after the date of this Agreement shall be paid as follows: Seller shall pay all installments that are due and payable prior to the Closing Date and Buyer shall pay all installments that become due and payable on or after the Closing Date.
                  (c) Collected rents shall be prorated based upon the total rent roll payable for the month in which Closing occurs. In the event that Buyer receives current rent from any tenants for the month in which the Closing occurs, then Buyer shall deliver to Seller

         (outside of escrow) the portion of such current rents attributable to periods prior to the Adjustment Date. Additionally, in the event that any tenant, who as of the Closing is delinquent in the rental payments due Seller, delivers to Buyer a rent check in an amount in excess of the rent due Buyer for the month for which such check is delivered, Buyer shall allocate such excess first to pay reasonable outside collection costs, if any, paid to unaffiliated third parties, then to pay rents which become due after Closing, then pay remaining funds to Seller for any rents delinquent prior to Closing and were due as of the date such payment was received; provided, however, in no event shall Buyer be obligated to collect delinquent rents on Seller's behalf.
                  (d) Final readings and final billings for utilities shall be made as of the Adjustment Date. Seller shall pay all outstanding amounts due as of such time, or such amounts shall be credited to Buyer at Closing. If final readings and billings cannot be obtained prior to Closing, the final bills, when received, shall be prorated as of the Adjustment Date and the Title Company shall hold in escrow an amount equal to 125% of the reasonably anticipated amount of such billings, based upon the most recent available billings for similar periods until the Title Company shall have received notice of payment of such bills, at which time any remaining amount being withheld for such purpose shall be distributed to the Seller.
                  (e) Buyer shall receive a credit at Closing for all deposits, including security deposits, under the Tenant Leases which are not delivered or assigned to Buyer at Closing.
                  (f) Seller shall pay in connection with this transaction the following closing costs: (i) any state or local real or personal property transfer taxes, documentary stamps, fees or other charges relating to the transfer of the Property and (ii) one-half of any escrow charges. Buyer shall pay in connection with this transaction the following closing costs: (i) all recording fees, (ii) the costs of the Title Policy and all endorsements thereto and (iii) one-half of any escrow charges. Each party shall pay its own attorneys' fees. All closing costs allocable to Seller, including, without limitation, any prorations to which Buyer may be entitled by reason of the foregoing shall be credited against the balance of the Appraised Value to be paid at Closing.
                  13. FIRE OR OTHER CASUALTY. Seller agrees to promptly advise Buyer in writing of any material damage to the Property. If all or any substantial portion of the Property (i.e. 10% or more of the value) shall, prior to the Closing, be damaged or destroyed by fire or any other cause, and such damage shall not have been repaired or reconstructed prior to the Closing in a good and workmanlike manner to the reasonable satisfaction of Buyer, Buyer may, at Buyer's option: (a) remain obligated to perform this Agreement and receive all insurance proceeds received by or payable to Seller as a result of such damage or destruction plus an amount equal to any insurance policy deductible; or (b) by written notice of termination given to Seller not later than thirty (30) days after Seller provides Buyer with written notice of such damage or destruction, terminate this Agreement and receive any documents, instruments and funds previously deposited or paid including the Earnest Money Deposit (together with all interest earned thereon). If an unsubstantial portion of the Property (i.e. 10% or less of the value) shall, prior to the Closing, be damaged or destroyed by fire or any other cause and such damage shall not have been repaired or reconstructed prior to the Closing in a good and workmanlike manner to the reasonable satisfaction of Buyer, then Buyer shall be obligated to proceed to close the transaction contemplated hereby, but shall receive from Seller, on the Closing Date, an assignment of proceeds of the insurance payable under Seller's insurance policy plus an amount equal to any insurance policy deductible. Upon termination of this Agreement by Buyer pursuant to this Section 13, neither party shall thereafter be under any further liability to the other, except as otherwise expressly set forth in this Agreement.
                  14. CONDEMNATION AND EMINENT DOMAIN. If, prior to the Closing, all or any portion of the Property shall be subjected to a taking, either total or partial, by eminent domain, condemnation, or for any public or quasi-public use, Buyer shall have the right to either (a) terminate this Agreement by giving written notice of termination to Seller, in which event all funds and documents deposited by Buyer and Seller shall be refunded or returned to the depositing party and neither party shall thereafter be under any further liability to the other and Buyer shall receive the Earnest Money Deposit, or (b) proceed to close this transaction in which case Seller shall assign to Buyer at Closing all of the proceeds and/or awards from such condemnation action. Seller and Buyer each agree to forward promptly to the other any notice of intent received pertaining to a taking of all or a portion of the Property by way of condemnation, eminent domain or similar procedure for a taking of the Property in connection with any public or quasi-public use.
                  15. INDEMNIFICATION.
                  (a) Subject to Section 15(c) of this Agreement, Buyer shall fully indemnify, protect, defend and hold Seller and its representatives, successors and assigns harmless from and against any and all claims, demands, losses, liabilities, damages, awards, judgements, penalties, costs and expenses (including reasonable attorneys' fees and expenses) arising out of or in connection with (i) the Property or the ownership thereof or arising under, relating to or concerning any of the Tenant Leases, Permits, Deposits, Personal Property Leases, Project Contracts, Intangible Rights if such claims, demands, losses, liabilities, damages or expenses first arise, accrue or exist or relate to any period of time from or after the Closing (except to the extent that such indemnification obligation would arise directly as a result of the inaccuracy of any representation or warranty made by Seller hereunder), or (ii) the inaccuracy or any representation or warranty made by Buyer hereunder.

                  (b) Subject to Section 15(c) of this Agreement, Seller shall fully indemnify, protect, defend and hold Buyer, its successors and assigns harmless from and against any and all claims, demands, losses, liabilities, damages, awards, judgements, penalties, and expenses (including reasonable attorneys' fees and expenses) arising out of or in connection with (i) the inaccuracy of any representation or warranty made by Seller hereunder, or (ii) the ownership of the Property prior to the Closing (including, without limitation, any claim, demand, loss, liability, damage, award, judgement, penalty or expense arising under, relating to or concerning any of the Tenant Leases, Permits, Deposits, Personal Property Leases, Project Contracts or the Intangible Rights), but only if such claims, demands, losses, liabilities, damages or expenses first arose, accrued, existed or related to any period of time before the Closing (except to the extent that such indemnification obligation would arise directly as a result of the inaccuracy of any representation made by Buyer hereunder).
                  (c) Notwithstanding anything in the preceding Sections 15(a) and 15(b) or elsewhere in this Agreement to the contrary, any claim for indemnification under clause (ii) of Section 15(a) or Section 15(b) must be asserted in writing and with specificity by the date (the "Claim Expiration Date") which for the matters referenced in Section 4(g) of this Agreement is six (6) years after the Closing Date and with respect to the other provisions of this Agreement is three hundred sixty five (365) days after the Closing Date, and any and all claims not so asserted by the applicable Claim Expiration Date shall automatically expire and be deemed to have been forever waived, released and of no force or effect and (B) the total amounts recoverable by Buyer against Seller or by Seller against Buyer with respect to such matters, shall not exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000) plus attorneys' fees and expenses incurred in enforcing the indemnification provisions of this Section 15 after the detailed written claim described above was delivered to the indemnifying party and such party refused to pay or satisfy such claim. Nothing in this Section 15(c) shall limit claims for the specific enforcement of this Agreement.
                  16. MISCELLANEOUS.
                  (a) This Agreement, including the Exhibits attached hereto, shall be deemed to contain all of the terms and conditions agreed upon with respect to the subject matter hereof, it being understood that there are no outside representations or oral agreements.
                  (b) All notices, demands and the communications hereunder shall be in writing. Unless otherwise expressly required or permitted by the terms of this Agreement, any notice required or permitted to be given hereunder by the parties shall be delivered by facsimile, personally, by a reputable overnight delivery service or by certified or registered mail to the parties at the facsimile number or addresses set forth below (as the case may be), unless different addressees or facsimile numbers are given by one party to the other:

                  AS TO SELLER:

                           c/o MIG Residential REIT, Inc.
                           Attn:  Mr. Robert H. Edelstein, Director
                           Fischer Center for Real Estate & Urban Economics U.C. Berkeley
                           F602 Haas School of Business #6105
                           Berkeley, CA 94720
                           Phone (510) 643-6105
                           Fax   (510) 643-7357

                           c/o MIG Residential REIT, Inc.
                           Attn:  Mr. Jeffrey Fisher, Director
                           Indiana University School of Business
                           1309 East 10th Street, Suite 461
                           Bloomington, IN 47405
                           Phone (812) 336-9029
                           Fax   (812) 855-9472

                           c/o MIG Residential REIT, Inc.
                           Attn:  Ms. Susan M. Wachter, Director
                           Wharton Real Estate Center
                           256 South 37th Street
                           Lauder Fischer Hall
                           University of Pennsylvania
                           Phone (215) 898-6355
                           Fax   (215) 573-4062

                           c/o MIG Residential REIT, Inc.
                           Attn: Larry E. Wright, President
                           MIG Realty Advisors
                           250 Australian Avenue, South, Suite 400
                           West Palm Beach, Florida 33401
                           Phone (561) 820-1300
                           Fax   (561) 832-1622

                  WITH A COPY TO:

                           Cox, Castle & Nicholson, LLP
                           Attn:  Samuel H. Gruenbaum, Esq.
                           2049 Centry Park East, 28th Floor
                           Los Angeles, CA 90067
                           Phone (310) 277-4222
                           Fax   (310) 277-7889

                           Mayer, Brown & Platt
                           Attn:  Stuart P. Pergament, Esq.
                           2000 Pennsylvania Avenue, N.W.
                           Washington, DC 20006
                           Phone (202) 778-0600
                           Fax   (202) 861-0473

                  AS TO BUYER:

                           ASSOCIATED ESTATES REALTY CORPORATION
                           Attn:  Mr. Martin A. Fishman, Vice President
                           5025 Swetland Court
                           Richmond Heights, Ohio 44143-1467
                           Phone  (216) 473-8780
                           Fax    (216) 473-8105

                  WITH A COPY TO:

                           BAKER & HOSTETLER LLP
                           Attn:  Paul E. Bennett, Esq.
                           3200 National City Center
                           1900 East Ninth Street
                           Cleveland, Ohio 44114-3485
                           Phone  (216) 861-7484
                           Fax    (216) 696-0740

                  (c) Seller and Buyer each represents and warrants to the other that such party has had no dealing with any real estate broker or agent so as to entitle such broker or agent to any commission in connection with the sale of the Property to Buyer, which representations and warranties shall survive the closing of the transactions contemplated hereby. If for any reason any such commission shall become due, the party who retained such broker shall pay any such commission and agrees to indemnify and save the other party harmless from any and all claims for any such commission and from any attorneys' fees and litigation or other expenses relating to any such claim.
                  (d) This Agreement and the rights and duties hereunder may not be assigned by Seller without the prior written consent of Buyer. This Agreement and the rights and duties hereunder may not be assigned by Buyer without the written consent of Seller; provided, that Buyer shall have the right, without the consent of Seller, to designate a nominee to take title to the Property on the Closing Date. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
                  (e) After the Closing, the parties shall execute and deliver such further documents and instruments of conveyance, sale, assignment, transfer, assumption or otherwise, and shall take or cause to be taken such other or further action, as either party shall reasonably request at any time or from time to time within the one hundred twenty (120) days immediately following the Closing Date in order to effectuate the terms and provisions of this Agreement.
                  (f) This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is situated.
                  (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
                  (h) If the date for performance of any act under this Agreement falls on a Saturday, Sunday or federal holiday, the date for such performance shall automatically be extended to the first succeeding business which is not a federal holiday.
                  (i) Whenever in this Agreement reference is made to "Seller's Knowledge", "to the best of Seller's Knowledge", "Seller's Actual Knowledge", "Actual Knowledge of Seller" or "the Knowledge or Seller", or any similar term or reference, it shall mean and be limited to the actual conscious knowledge of Seller, without any investigation or inquiry.
                  (j) Buyer agrees to keep confidential any information that it has or will obtain relating to the Property or Seller with respect to the Property and will not knowingly disclose that information to any person or entity, other than (i) its employees, attorneys, accountants, consultants and contractors performing under this Agreement whom it directs to treat such information confidentially or (ii) in connection with the disclosures that it will be making in connection with the filing of the Registration Rights Agreement or any other matters that it is required to disclose in connection with its legal reporting requirements or as otherwise required in accordance with applicable law based upon the advise of its legal counsel, without the prior express written consent of Seller; provided, however, that this provision shall not apply to data that is in the public domain or is clearly not confidential in nature. The provisions of this Section 17(j) shall survive the Closing or any termination of this Agreement. Buyer's undertakings set out in this Section 17(j) are of extraordinary importance to Seller and damages for Buyer's breach hereof are not readily ascertainable. Accordingly, Seller may obtain injunctive and other equitable relief to enforce its rights under this Section 17(j). Buyer agrees that upon any final adjudication by a court of competent jurisdiction rendered in favor of Seller with respect to Buyer's breach under this Section 17(j), Buyer will reimburse Seller, on demand, for all costs and expenses (including attorneys' fees and expenses) paid or incurred by Seller in enforcing the provisions of this Section 17(j).
                  (k) Buyer and Seller acknowledge and agree that neither of them shall cause this

         Agreement, or any memorandum thereof, to be recorded.
                  (l) Buyer covenants that on or before the Closing Date, it will execute and deliver the Registration Rights Agreement attached hereto and made a part hereof as EXHIBIT J.

                  IN WITNESS WHEREOF, the parties hereto have signed four counterparts of this Agreement, each of which shall be deemed to be an original document, as of the date set forth above, which shall be the date on which this Agreement is fully executed.

                                     SELLER:

                                     MIG REIT/ANNEN WOODS, INC.


                                     By: _______________________________




                                     BUYER:

                                     ASSOCIATED ESTATES REALTY
                                     CORPORATION

                                     By: _______________________________
                                         Jeffrey I. Friedman, President

                                   EXHIBIT A-1

                              PORTFOLIO PROPERTIES

1.       Annen Woods

2.       Hampton Point

3.       Morgan Place

4.       Fleetwood

5.       Peachtree

6.       Twentieth and Campbell

7.       Desert Oasis

8.       Windsor Falls

                                    EXHIBIT C

                          ASSIGNMENT AND ASSUMPTION OF
                          LEASES AND CLOSING AGREEMENT


                  THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND CLOSING AGREEMENT (this "Agreement"), made and entered into as of the _____ day of ________________, 19___, by and between _____________________________
("Assignor"), and ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation ("Assignee"),


                              W I T N E S S E T H :

                  WHEREAS, pursuant to the provisions of that certain purchase agreement between Assignor and Assignee dated ___________ (the "Purchase Agreement"), Assignor has transferred an apartment project known as ______________________ located in ______________________ (the "Project"), to
Assignee; and

                  WHEREAS, in connection with such transfer of assets, the parties have agreed to execute and deliver this Agreement;

                  NOW, THEREFORE, in consideration of the entering into of this Agreement and for other good and valuable consideration received to the full satisfaction of Assignor and Assignee, the parties hereto agree as follows:

         1.       Agreement and Assumption.

                  (a) Assignor hereby conveys, transfers and assigns unto Assignee, its successors and assigns, all right, title and interest, as of the date hereof, which Assignor has or may have in and to (i) all leases, written or oral, and tenancies with tenants with respect to all or any portion of the Project (the "Tenant Leases") and (ii) all assignable maintenance and service contracts, supply contracts, insurance policies (to the extent that Assignee elects to assume them) and other assignable agreements, contracts and contract rights relating to the ownership or operation of the Project, or any part thereof (the "Project Contracts") and (iii) all assignable leases of equipment, vehicles and other tangible personal property leased by Assignor and used by Assignor in connection with the ownership and operation of the Project (the "Personal Property Leases").

                  (b) Assignee hereby accepts the foregoing assignment and agrees to keep, perform and observe (i) all of the obligations, terms and conditions of the Tenant Leases, the Project Contracts and the Personal Property Leases, first arising from and after or relating to any period of time after the date of this Agreement and (ii) all obligations and liabilities under the Tenant Leases relating to the tenant deposits (including, without limitation, security deposits) and prepaid rent.

         2. Conveyance of Other Property. Assignor hereby conveys, sells, transfers, assigns and delivers to and vests in Assignee, its successors and assigns all of Assignor's right, title and interest in and to the following (collectively the "Personal Property"):

                  (a) all furnishings, furniture, equipment, supplies and other personal property owned by Assignor, used or usable in connection with the Project and located on or in the Project;

                  (b) all licenses, permits, consents, authorizations, approvals and certificates of any regulatory, administrative or other governmental agency or body, if any, issued to or held by Assignor and related to the ownership of the Project, to the extent transferable;

                  (c) all deposits and escrowed amounts with holder of any indebtedness of Assignor which encumbers the Project, prepaid rentals under the Tenant Leases, cash, accounts and notes receivable, and all other miscellaneous deposits, receivables and prepaid expenses (including, without limitation, prepaid insurance premiums) related to the ownership or operation of the Project;

                  (d) all transferable guaranties, warranties and other intangible rights pertaining to the Project, or any part thereof including, without limitation, all transferable guaranties, and warranties relating to the construction of the Project including all rights under architects and construction contracts;

                  (e) all books of accounts, customer lists, files, papers and records relating to the Project or Assignor's business with respect thereto; and

                  (f) the right to use the name "_____________________."

                  Assignor warrants to Assignee that it has good title to the Personal Property (other than the right to use the name "__________________") free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions.

         3. Limitation on Assumption of Obligations. With the exception of the liabilities and obligations set out in the Purchase Agreement or expressly assumed by Assignee pursuant to Section 1 of this Agreement, Assignee shall not, by execution and delivery of this Agreement, be deemed to have assumed or otherwise become responsible for any liability or obligation of any nature of Assignor, whether relating to Assignor's business or any of Assignor's assets, operations, businesses or activities, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof.

         4. Power of Attorney. Assignor hereby constitutes and appoints Assignee, its successors and assigns, the true and lawful attorney of Assignor, with full power of substitution, having full right and authority, for the benefit of Assignee, its successors and assigns:

                           (i) to demand and receive any and all assets and
                  properties hereby conveyed, transferred, assigned and delivered;

                           (ii) to give receipts, releases and acquittances for
                  or in respect of the same or any part thereof;

                           (iii) to collect, for the account of Assignee, all
                  receivables and other items of Assignor transferred to Assignee as provided herein and to endorse in the name of Assignor any checks received on account of any such receivables or items;

                           (iv) to institute and prosecute against parties other
                  than Assignor, in the name of, at the expense of and for the benefit of Assignee, any and all proceedings at law, in equity or otherwise which Assignee, its successors and assigns may deem proper with regard to the assets and properties hereby conveyed, transferred, assigned and delivered;

                           (v) to collect, assert or enforce against parties
                  other than Assignor any claim, right, title, debt or account hereby conveyed, transferred, assigned and delivered; and

                           (vi) to defend or compromise against parties other
                  than Assignor any and all actions, suits or proceedings in respect of any of the assets and properties hereby conveyed, transferred, assigned, delivered, as Assignee, its successors or assigns, shall consider desirable.

Assignor hereby declares that the foregoing powers are coupled with an interest and shall not be revocable by it in any manner or for any reason.

         5. Miscellaneous.

                  (a) This Agreement shall be deemed to contain all of the terms and conditions respecting the subject matter hereof, it being understood that there are no outside representations or oral agreements on which either party is relying.

                  (b) Neither the execution and delivery of this Agreement nor the performance by either party of its obligations hereunder shall in any manner affect or impair the representations and warranties of the parties contained in the Purchase Agreement, all of which shall survive for the respective periods set forth in the Purchase Agreement.

                  (c) This Agreement shall be effective as of the date hereof.

                  (d) Notice required or permitted to be given hereunder by the parties shall be given as set forth in the Purchase Agreement.

                  (e) This Agreement shall be governed by and construed in accordance with the laws of the State of ___________________.

                  (f) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                  (g) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, Assignor and Assignee have hereunto subscribed their names as of the date first above written.


Signed and acknowledged                     ASSIGNOR:
in the presence of:
                                            ________________________________

__________________________                  By:____________________________

Print Name:_______________                  Its:___________________________

__________________________

Print Name:_______________



                                            ASSIGNEE:

__________________________                  ASSOCIATED ESTATES REALTY
                                             CORPORATION, an Ohio corporation
Print Name:_______________

__________________________                  By:____________________________
                                                    Martin A. Fishman
Print Name:_______________                            Vice President


STATE OF __________             )
                                ) SS:
COUNTY OF _________             )


                  BEFORE ME, a Notary Public in and for said County and State, personally appeared ___________________, who acknowledged that he did sign the foregoing instrument as _________________ of _____________________, that the same is his free act and deed of said corporation and his free act and deed personally and as such officer.

                  IN WITNESS WHEREOF, I have hereunto set my hand and official seal at ____________, ___________, this _____ day of ____________, 19___.

                                              ______________________________
                                              Notary Public

STATE OF __________             )
                                )       SS:
COUNTY OF _________             )


                  BEFORE ME, a Notary Public in and for said County and State, personally appeared ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation, by Martin A. Fishman, its Vice President, who acknowledged that he did sign the foregoing instrument on behalf of said corporation and that the same is his free act and deed individually and as such officer and the free act and deed of said corporation.

                  IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal at _________, __________, this ____ day of ___________, 19___.


                                             ______________________________
                                             Notary Public



This instrument prepared by:

Paul E. Bennett, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114-3485
(216) 621-0200

                                    EXHIBIT D

                     CERTIFICATE OF SELLER REGARDING PROJECT
                     CONTRACTS AND PERSONAL PROPERTY LEASES

                  The undersigned certifies that, to the undersigned's Actual Knowledge (as defined in the Purchase Agreement pursuant to which this certificate is delivered) the only Project Contracts and Personal Property Leases as defined by the Purchase Agreement between the undersigned and Associated Estates Realty Corporation dated ______________ existing as of the Closing Date, are as follows:

                   1.      _______________________________________

                   2.      _______________________________________

                   3.      _______________________________________


                  IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the _____ day of ______________, 19__.

                                            ______________________________


                                            By:___________________________

                                            Its:  ________________________

                                    EXHIBIT E

                            ______________ __, 19___




Martin A. Fishman, Esq.
Associated Estates Realty Corporation
5024 Swetland Court
Richmond Heights, OH 44143

Dear Marty:

                  The undersigned (the "Seller") hereby certifies that to the best of its Actual Knowledge (as that term is defined in the Purchase Agreement pursuant to which this certificate is delivered), the financial books and records (the "Books and Records") relating to the ______________ (the "Project") are available at _____________________________. We have directed our agent who is in possession of the Books and Records to make all of the Books and Records, or true copies thereof and any backup documentation available for inspection and copying by Associated Estates Realty Corporation ("AERC") and their auditors in connection with AERC's reporting requirements on reasonable notice to the undersigned.


     _______________________________


                                         By:_____________________________

                                         Its:____________________________

                                    EXHIBIT F

                              SELLER'S CERTIFICATE


                  _______________________________ (the "Seller"), hereby
certifies, represents, and warrants to Associated Estates Realty Corporation ("AERC") pursuant to Section ______ of the Purchase Agreement by and between the Seller and AERC dated as of ____________________________ (the "Agreement"), that except as set forth on Attachment 1 attached hereto and made a part hereof, the representations and warranties of Seller set forth in the Agreement were true and correct when made and are true and correct as of the Closing Date. The Seller acknowledges and agrees that the disclosure of the matters set forth on Attachment 1 shall in no way affect the rights of Buyer to decline to proceed to the Closing (as that term is defined in the Agreement) or any way modify or amend the provisions of Section 8(a)(i) of the Agreement.


         IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the _____ day of ______________, 19___.


     _______________________________

                                           By:_____________________________


                                           Its:____________________________

                                  ATTACHMENT 1

                                    EXHIBIT G

                      ASSOCIATED ESTATES REALTY CORPORATION
                               BUYER'S CERTIFICATE


                  Associated Estates Realty Corporation, an Ohio corporation ("AERC") certifies, represents, and warrants pursuant to Section _____ of the Purchase Agreement dated as of ______________ by and between _________________ and AERC (the "Agreement"), that except as set forth on Attachment 1 attached hereto and made a part hereof, the representations and warranties of AERC as set forth in the Agreement were true and correct when made and are true and correct as of the Closing Date. AERC acknowledges and agrees that the disclosure of the matters set forth on Attachment 1 shall in no way affect the rights of Seller (as defined in the Agreement) to decline to proceed to the Closing (as defined in the Agreement) or any way modify or amend the provisions of Section 8(b)(i) of the Agreement.

                  IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the ______ day of ________________, 19___.


                                       ASSOCIATED ESTATES REALTY
                                       CORPORATION


                                       By  ___________________________________
                                            Martin A. Fishman, Vice President

                                  ATTACHMENT 1

                                    EXHIBIT H

1. The closing of the Merger provided for in the Merger Agreement (as defined in the Purchase Agreement of which this exhibit is a part).

2. The closing under that certain Contribution and Partnership Interest Purchase Agreement whereby Buyer's or Buyer's affiliate will acquire a partnership interest in (i) MIG/Orlando Development, Ltd., (ii) MIG/Hollywood Development, Ltd., (iii) MIG/Pines Development, Ltd. and (iv) HP Advisors.

3. Associated Estates Realty Corporation's acquisition of any number of the apartment properties listed on Exhibit A of the Merger Agreement, provided that the aggregate independently appraised value of such apartment properties must be greater than or equal to $184,000,000 (inclusive of the property that is the subject of the Purchase Agreement of which this exhibit is a part).